Exhibit 10.12

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and confidential.

National Taiwan University

Industry-Academia Cooperation Agreement

NATIONAL TAIWAN UNIVERSITY (“Party A”)

ADVANCED BIOMED INC. (“Party B”)

Party B will provide funds for the purpose of research and development, and entrust Party A to handle the industry-academia cooperation plan, which will be executed by the project leader designated by Party A. Both Party A and Party B, as well as the project leader designated by Party A, agree to cooperate in handling the matters related to this contract as agreed, and agree to establish the following terms and conditions, and fulfill them in good faith.

Article 1: The Agreement

The details of the industry-academia cooperation plan are outlined in Annex 1, which is an integral part of this contract and has the same legal effect as this contract.

Article 2: Term

The term of this agreement shall start from December 1, 2024 and end on November 30, 2025.

Article 3: Payment

The total amount of funds for agreement is NTD 3 million. This includes 15% of the total amount of funds designated by Party A as management fees. The funds will be disbursed in two installments by Party B’s subsidiary (Advanced Biomed Inc. (Taiwan)) registered in Taiwan to the bank account designated by Party A after the contract is signed, in the following manner:

First installment: Within 15 days after the execution of this agreement, Party B shall pay Party A a1 total of NTD 1.5 million.

Second installment: Party B shall pay a total of NTD 1.5 million on June 1, 2025.

Article 4: Payment Methods

Party A shall provide invoices to Party B when delivering research reports during the term of this agreement to collect payment from Party B.

The fees under this agreement has been incorporated into Party A’s university fund, and the fees shall be used in accordance with the plan. The project leader designated by Party A may make adjustment to particular fee schedules based on the need of the plan.

Article 5: Extension of the Plan

If Party A believes the term of this agreement needs to be extended, Party A shall provide supporting materials and obtain Party B’s written consent. The plan can only be extended for one time with no additional fees.

Article 6: Status of the Plan

If Party B needs to know the status of the plan, Party A shall provide detailed information and necessary materials. Party B may send staff to Party A’s place to inquire about the status of the plan. During the term of the plan, if Party B’s assistance is required by Party A, Party B should cooperate with Party A.

Article 7: All equipment and materials purchased by Party A using the funds of this plan shall be the property of Party A and managed as university property.

Article 8: Ownership of Results

Party B shall not have ownership of any and all products, such as reports or works produced, as a result of executing this agreement (hereinafter referred to as "research and development results"). Party B shall not use the research and development results directly for profit.

Party B shall not apply for intellectual property registration or protection using the research and development results.

Article 9: Plan Reports

The payment shall be made in installments. The project leader designated by Party A should provide mid-term report to Part B before applying for any mid-term funds.

Within two months of the end of the plan, the project leader designated by Party A shall provide results or a final report to Party B.

Article 10: Termination

If the plan cannot continue because of Party B, Party A shall terminate this agreement in writing. Party A shall refund the unused funds previously paid by Party B in proportion, and the agreement is terminated.

If this agreement cannot continue due to force majeure on Party A or the project leader designated by Party A, the agreement may be terminated at any time. Party A shall refund the unused funds previously paid by Party B in proportion, without objection.

Article 11: Liability

A. If any third party accuses Party B of infringement regarding the “research and development results” produced by this agreement or Party B’s use of the “research and development results,” Party B shall bear full responsibility without involving Party A.

B. Party A guarantees that the “research and development results” produced by this agreement are created independently and without any plagiarism. Party A does not guarantee the patentability, applicability, or commercialization of the “research and development results.”

Article 12: Confidentiality

A. The “confidential information” referred to in this agreement is as follows:

(a) Confidential Information of Party A: including any items, documents, or materials related to the “research and development results” produced by this project, which were originally owned by Party A and have been disclosed as a result of the execution of this project, regardless of the medium to which they are attached.

(b) Confidential Information of Party B: including any items, documents, or materials related to this project that were originally owned by Party B and have been disclosed as a result of the execution of this project, regardless of the medium to which they are attached.

B. The confidentiality obligations of the “recipient” under this Article do not include the following information:

(a) Information that the “recipient” already possessed prior to obtaining it from the “disclosing party”;

(b) Information that has been made public and for which the “recipient” is not at fault for the disclosure;

(c) Information obtained legally from a third party, and for which that third party has no confidentiality obligation;

(d) Information disclosed by the “disclosing party” to a third party without a confidentiality obligation;

(e) Information developed independently by the “recipient”;

(f) Information that must be disclosed due to legal or government agency requirements;

(g) Information disclosed by the “recipient” with the prior written consent of the “disclosing party.”

C. The “recipient” shall be responsible for maintaining the confidentiality of the other party's “confidential information” in a manner consistent with the care of a prudent manager, and shall not disclose or reveal it to any third party for their own benefit or for the benefit of any third party. The period of confidentiality obligation shall be five years from the date of receipt of the confidential information. This period shall be an unchangeable period and shall not be affected by the expiration, termination, revocation, or invalidation of this agreement.

Article 13: Public Disclosure

If Party A or the project leader designated by Party A may publish the research and development results without obtaining Party B’s consent.

Article 14: Use of University Name and Protection of Rights

A. Without the prior written consent of Party A and relevant government agencies, Party B shall not use the name, emblem or other representation of Party A or relevant government agencies when using or promoting research and development results for commercial purposes (including but not limited to public marketing, promotion, or advertising of products, goods, or services), nor shall it in any way imply any connection between Party B and relevant government agencies or Party A. If Party B intends to use Party A’s emblem, it shall follow the procedures set out in the “National Taiwan University Trademark Usage Management Regulations” and the “National Taiwan University Trademark Usage Application and Management Rules,” and the authorization conditions shall be negotiated separately.

B. If Party B violates the above provisions, in addition to compensating Party A for any losses incurred, Party A may terminate this agreement without notice and shall not refund any fees already collected by Party A

Article 15: Interpretation and Dispute Resolution of the Contract

A. This agreement shall be interpreted and governed by the laws of the Republic of China (Taiwan).

B. Any legal disputes arising from this contract shall be submitted to arbitration in Taipei with the consent of Party A, and resolved in accordance with the rules of the arbitration institution and the Arbitration Law of the Republic of China (Taiwan). In the event of litigation, both parties agree to submit to the jurisdiction of the Taipei District Court as the court of first instance and resolve the dispute in accordance with the laws of the Republic of China (Taiwan).

Article 16: Miscellaneous

A. Any matters not covered in this agreement shall be handled in accordance with the “National Taiwan University Building Education Cooperation Plan Processing Guidelines” formulated by Party A and related laws and regulations, or shall be added in writing with the agreement of both parties.

B. This agreement is executed in duplicate, with each party holding one original copy. The duplicate copies shall be held by Party A’s project leader and the relevant units for Party A’s copy, and by Party B for Party B's copy.

[Signature Page Follows]

Parties

Party A：	NATIONAL TAIWAN UNIVERSITY (Seal)
(Signature and Seal)

Representative：Wen-Chang Chen, Ph.D.	/s/ Wen-Chang Chen

Title：President

Address：No. 1, Sec. 4, Roosevelt Rd., Taipei 106216, Taiwan (R.O.C.)

Project leader designated by Party A

Name：[***]	(Signature and Seal）

Title：[***]

Department: [***]

Party B:	ADVANCED BIOMED INC. (TAIWAN)
(Signature and Seal)

Representative：Zhenyi Li	/s/ Zhenyi Li

(As a joint guarantor, I agree to guarantee that Party B will fulfill the debts arising from this agreement. When requested by Party A, I will assume joint and several liability for the repayment of all or part of the debt, and I will not refuse or object for any reason)

Title：Chairwoman of the Board

Principal Executive Office： 710, 689-85 Xiaodong Road, Yongkang District, Tainan, Taiwan

Company Registration Number：54566067

Contact Person：Zhenyi Li

Address：689-85 Xiaodong Road, Yongkang District, Tainan, Taiwan

Phone Number：[***]

Email: [***]

Annex I: Research Plan of Identifying Novel Biomarkers for Early Detection of Lung Cancer (II)

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